Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Iler, CFO
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

   Siricomm and "DIS" Expand services Through Cooperative Marketing Agreement

                      DIS Joins SiriCOMM Marketing Efforts

Joplin, MO - November 16, 2005-- SiriCOMM, Inc. (OTC BB: SIRC), an applications service provider and nationwide broadband wireless network operator serving the highway transportation industry, today announced a cooperative marketing agreement with freight-matching services provider DIS Truckstop Loadboard Services, a division of Optimacy Software Inc., a Louisiana Corporation.

The agreement extends SiriCOMM's marketing reach to include independent travel centers while simultaneously expanding its marketing efforts to truck fleets and drivers. According to David Mendez, executive vice president sales and marketing for SiriCOMM, "We are excited about this relationship because of the aggressive growth plans that DIS has expressed to us. To date, we have focused on large travel center chains because of their interest in offering value-added services such as InTouch to their patron's. We are now realizing a lot of similar interest from the independent travel stops. DIS will help increase the availability of the SiriCOMM Wi-Fi Hot Spot network and productivity solutions by marketing directly to the independent stops."

SiriCOMM Wi-Fi Hot Spots are presently installed at over 280 locations across the country, including Pilot Travel Centers, independently operated truck stops, select weigh stations that feature Prepass, and truck fleet terminals. SiriCOMM recently announced an agreement with Love's Travel Stops that will add 112 locations to the network. The Company plans to continue installing hot spots, focusing on high-traffic locations frequented by truck drivers and other industry stakeholders.

In exchange for its marketing services, SiriCOMM will provide DIS with network access for the purpose of refreshing and updating the DIS Truckstop Loadboards. To date, over 325 travel centers have chosen DIS Truckstop Loadboard services. DIS, will secure value-added reseller agreements with each travel center operator to offer SiriCOMM InTouch accounts to their clientele.

"This agreement is a win-win for both organizations", says Dr. Jeffrey Marston, Director, Research & Development for DIS. He continues by saying, "SiriCOMM provides us with the ability to offer the most current loads available to truckers throughout our network, making our service extremely attractive to our customers and prospects."

DIS will purchase pre-paid InTouch accounts to be included in its new SUPERDIS service, a desktop load board service for truckers. SUPERDIS bundles desirable services into a unique package intended to aid trucking companies of all sizes, brokers and shippers in moving freight. Each SUPERDIS subscriber will receive one SiriCOMM InTouch account as part of the SUPERDIS subscription.

Dr. Marston continued by stating, "In today's competitive business climate, we recognize that collaboration between companies provides increased quality and a greater range of services. Our agreement with SiriCOMM allows DIS to expand its service offering to include wireless Internet access, a service that is in high demand among truck drivers. We believe that, as a result of working with SiriCOMM, we can grow our SUPERDIS customer base by providing a reliable method of accessing the SUPERDIS web site."

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About DIS
---------
DIS provides load board services and dynamic signage to the truck stop industry. DIS utilizes a technology platform that is unmatched by the competition and features a state of the art service generated by flash animation and dynamic rich media. The service allows every truck stop to receive unique information that includes loads in a specified radius to each truck stop location, as well as displaying weather radar imagery, weather maps, trucking jobs, services and other advertisements, trivia games and the Amber Alert. The superior technology allows "DIS" to bring ads to life. Through the use of dynamic rich media, the advertisements are not only seen on "DIS", but they are now heard through their sound enhancement feature

About SiriCOMM:
--------------
SiriCOMM intends to provide nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.